EXHIBIT 8.2
                [LETTERHEAD OF KRAMER, LEVIN, NAFTALIS & FRANKEL]


                                February 27, 1998


Tyco International Ltd.
The Gibbons Building
10 Queen Street
Suite 301
Hamilton HM11, Bermuda

Ladies and Gentlemen:

         We have acted as United States tax counsel to Tyco International Ltd., a Bermuda company (the "Company"), in connection with the Company's issuance of common shares, par value U.S.$.20 per share (the "Common Shares"), pursuant to its registration statement on Form S-3, File No. 333-43333, as amended (the "Registration Statement"). All capitalized terms used herein have their respective meanings set forth in the Registration Statement unless otherwise stated.

         For  purposes of the  opinion set forth  below,  we have  reviewed  and relied upon the Registration Statement and such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by the Company, which we have neither investigated nor verified. We have assumed that such statements and representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made "to the best knowledge of" or "beliefs" of any persons will be true, correct, and complete as if made without such qualification. Any inaccuracy in, or breach of, any of the aforementioned statements, representations, and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by the Company as to the United States federal income tax consequences to holders of Common Shares. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

         Based upon and subject to the foregoing as well as the limitations set forth below, the statements contained in the section of the Prospectus Supplement dated February 20, 1998 to the Prospectus that is part of the Registration Statement (the "Prospectus") entitled "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences -- United States" constitute our opinion as to the material United States federal income tax consequences of an investment in the Common Shares.

         No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the purchase, ownership, and disposition of the Common Shares under any foreign, state, or local tax law. Furthermore, our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income tax law or administrative practice that may affect our opinion unless we are specifically asked to do so.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the captions "Certain United States Federal Income, United Kingdom and Bermuda Tax Consequences -- United States" and "Validity of Shares" in the Prospectus. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

         This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement.


                                Very truly yours,

                                /s/ KRAMER, LEVIN, NAFTALIS & FRANKEL
                                -------------------------------------